Exhibit 99.1

YOUNG BROADCASTING INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Year Ended December 31,		Three Months Ended December 31,

	2006	2007	2006	2007
	(dollars in thousands, except per share data)		(dollars in thousands, except per share data)

Net revenue	$165,318	$155,668	$49,996	$44,059
Operating expenses	122,202	121,742	30,885	30,004
Depreciation and amortization	15,293	13,904	3,569	3,510
Operating income	27,823	20,022	15,542	10,545

Interest expense, net	(66,535)	(69,200)	(17,092)	(17,484)
Non-cash change in market valuation of swaps	—	(15)	—	(7)
Other (expenses) income, net	(549)	529	104	600

Loss from continuing operations before income taxes	(39,261)	(48,664)	(1,446)	(6,346)
Income tax benefit	4,771	4,074	4,593	7,057
(Loss) income from continuing operations	(34,490)	(44,590)	3,147	711

Loss from discontinued operations	(22,151)	(28,122)	(2,424)	(5,048)
Net income (loss)	$(56,641)	$(72,712)	$723	$(4,337)

Net loss per common share - basic	$(2.64)	$(3.23)	$0.03	$(0.19)
Weighted average shares - basic	21,470,334	22,464,375	21,947,373	22,845,122

Other Financial Data (continuing operations only):

Amortization of program license rights	9,394	9,404	2,542	2,484
Payments for program license liabilities	9,448	9,306	2,504	2,386
Capital expenditures	3,716	5,621	759	993

Other Financial Data (KRON only):

Net revenue	59,834	45,567	16,465	10,849
Operating expenses	61,589	53,658	13,881	12,193
Depreciation and amortization	3,055	2,976	801	793
Operating income	(4,810)	(11,067)	1,783	(2,137)
Other income (expense)	(300)	419	53	109
Provision for income taxes	(17,041)	(17,474)	(4,260)	(3,020)
Loss from discontinued operations	(22,151)	(28,122)	(2,424)	(5,048)

Amortization of program license rights	22,504	18,691	4,130	3,432
Payments for program license liabilities	17,727	18,533	4,592	4,745
Capital expenditures	1,784	253	531	147

Reconciliation of Station Operating Performance to Operating (Loss) Income (Continuing operations only):

Operating income	27,823	20,022	15,542	10,545
Plus:
Non-cash compensation(1)	5,211	6,236	1,415	1,453
Depreciation and amortization	15,293	13,904	3,569	3,510
Corporate overhead(1)	13,552	12,818	3,192	3,287
Station Operating Performance	$61,879	$52,980	$23,718	$18,795

(1) Non-cash compensation and corporate overhead pertain to continuing operations only.